JAMES B. CRAVER & ASSOCIATES, LLC

42 MILLER HILL ROAD

P.O. BOX 811

DOVER, MA 02030

Telephone 508-785-0171

Email craverjim@comcast.net

September 28, 2018

Meeder Funds

6125 Memorial Drive

Dublin, Ohio 43017

Re:	Opinion of Counsel Relating to the Registration Statement Filed on Form N-14

Under the Securities Act of 1933

Gentlemen:

This firm has been requested by Meeder Funds, a Massachusetts business trust (the "Trust") established under a Declaration of Trust dated December 30, 1991, as amended from time to time (the "Declaration"), for our opinion with respect to certain matters relating to the Meeder Dynamic Allocation Fund, a series of the Trust. We understand that the Trust will file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Dynamic Allocation Fund of all of the assets of the Meeder Aggressive Allocation Fund, also a series of the Trust, in exchange solely for shares of the Dynamic Allocation Fund and the assumption by the Dynamic Allocation Fund of all the liabilities of the Aggressive Allocation Fund pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which is included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement on Form N-14. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Declaration, the By-Laws of the Trust, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, it is our opinion that the shares of the Dynamic Allocation Fund currently being registered, when issued in accordance with the Plan, the Declaration and the By-Laws of the Trust, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Massachusetts law and United States Federal law as such laws exist today. We express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14. We consent to any discussion in the Trust’s Registration Statement on Form N-14 of this opinion, to the reproduction of this opinion as an exhibit, and to the Trust’s naming this firm as legal counsel in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

James B. Craver & Associates, LLC

By: James B. Craver